EXHIBIT 21

QUANTUM CORPORATION

SUBSIDIARIES OF REGISTRANT

1.	Quantum Data Storage B.V., a Netherlands corporation

2.	Quantum Foreign Sales Corporation, a Barbados corporation

3.	Quantum International Inc., a California corporation

4.	Quantum International DISC Inc., a California corporation

5.	Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation

6.	Quantum Peripherals (Europe) S.A., a Swiss corporation

7.	Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

8.	Quantum Storage GmbH, a German corporation

9.	Quantum Storage Japan Corporation, a Japanese corporation

10.	Quantum Storage Singapore Pte. Ltd., a Singapore private company

11.	Quantum Storage UK Ltd., a United Kingdom corporation

12.	Quantum Storage (Malaysia) Sdn. Bhd., a Malaysian corporation

13.	Quantum Technology Ventures, Inc.

14.	Quantum Technology Ventures Limited

15.	ATL Products Vertriebs GmbH., a German corporation

16.	ATL Products Australia PTY, Ltd., an Australian corporation

17.	ATL Products UK Ltd., a United Kingdom corporation

18.	ATL Products International Inc., a Delaware corporation

19.	ATL France, a France corporation

20.	M4 Data (Holdings) Ltd., a United Kingdom corporation